Exhibit 99.2

September 17, 2025

Board of Directors
Core Scientific, Inc.
838 Walker Road
Suite 21-2105
Dover, DE 19904

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated July 7, 2025, to the Board of Directors of Core Scientific, Inc. (“Core Scientific”) as Annex B to, and to the references thereto under the headings “Summary—Opinions of Core Scientific’s Financial Advisors”, “Summary—Risk Factors”, “Risk Factors—Risks Relating to the Merger”, “The Merger—Background of the Merger”, “The Merger—Recommendation of the Core Scientific Board of Directors and Reasons for the Merger”, “The Merger—Certain Unaudited Prospective Financial Information” and “The Merger—Opinions of Core Scientific’s Financial Advisors—Opinion of Moelis & Company LLC” in, the proxy statement/prospectus relating to the proposed merger involving Core Scientific, CoreWeave, Inc. and Miami Merger Sub I, Inc., which proxy statement/prospectus forms a part of Amendment No. 1 to the Registration Statement on Form S-4 of CoreWeave, Inc. ( “Amendment No. 1 to the Registration Statement”).

The foregoing consent applies only to Amendment No. 1 to the Registration Statement being filed with the Securities and Exchange Commission as of the date hereof and not to any amendments or supplements thereto, and our opinion is not to be used, circulated, quoted, or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any other registration statement (including any other amendments to the above-mentioned Amendment No. 1 to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

By giving such consent, we do not thereby admit that we are experts with respect to any part of such Amendment No. 1 to the Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under Section 7 of, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Moelis & Company LLC

MOELIS & COMPANY LLC

399 Park Avenue | 4th Floor | New York, NY 10022

Moelis & Company LLC doing business as Moelis